EXHIBIT 2
                     AMENDMENT OF STOCK PURCHASE AGREEMENT

Amendment to the Stock Purchase Agreement made on 18 March 1996 between Dr. Jacques Gonella, Obrechtstrasse 30, 4132 Muttenz, Switzerland and SkyePharma PLC, 105 Piccadilly, London W1V 9FN ("the Agreement")

WHEREAS, the Parties to the Agreement had discussions regarding the amendment of the Agreement relating to the form of payment of such deferred consideration as set out in the Agreement;

NOW, THEREFORE the parties hereby agree as follows:

1.   The existing clause 2.2.5 of the Agreement shall be amended as follows:

     "2.2.5 (h) Notwithstanding any of the above it shall be the Buyer's right and in its sole discretion to make any due payment in respect of any deferred consideration set out in this Clause 2.2.5 in freely tradable and registered Ordinary Shares of 10p (ten pence) of SkyePharma PLC.

     The number of shares to be transferred shall be calculated on the basis of the average of middle market price of the stock as traded on the London Stock Exchange over the period of the 10 (ten) trading days prior to the due date of the payment and by applying the closing average buying/selling exchange rate for US Dollars into English Pounds as published by the Financial Times on the last day prior to the due date of the payment.

2. In all other respects the Agreement shall remain in full force and effect and shall not be deemed to be affected by this Amendment.

This document reflects the agreement reached between the Buyer and the Seller at the occasion of the board meeting of the Buyer in London on March 31, 2000 and approved by the board of the Buyer on that date.

Zurich/London, April 7, 2000

The Seller:
by Dr. T. M. Rinderknecht
for the Seller

/s/ Dr. T. M. Rinderknecht
pp Dr. Jacques Gonella

The Buyer:
SkyePharma PLC
/s/ Donald Nicholson

                                      E2-1

                          AMENDED SETTLEMENT AGREEMENT

This Amended Settlement is an amendment to the Stock Purchase Agreement made on 18 March 1996 between Dr. Jacques Gonella, Obrechtstrasse 30, 4132 Muttenz, Switzerland and SkyePharma PLC, 105 Piccadilly, London W1V 9FN, as amended on 31 March 2000 ("the Agreement")

WHEREAS, the Parties to the Agreement had discussions regarding the settling of certain deferred considerations owed by the Buyer to the Purchaser under the Agreement; and

WHEREAS, the parties have executed a Settlement Agreement dated April 7, 2000 which they agreed to amend for certain technical reasons; and

NOW, THEREFORE the parties hereby agree as follows:

1. The Buyer agrees to pay and the Seller agrees to accept in full satisfaction of all present and future claims under the Clauses 2.2.3 (GJT Contract Fee), 2.2.4 (Inhalation Contract Fee) and 2.2.5 (Earn Out"), including Sub-Clauses (a), (b), (c), (d), (e), (f) and (g) of the Agreement the following compensation.

2. The Buyer shall issue to Seller as full and final compensation the following number of shares of Buyer upon the following conditions happening and being satisfied:

     (a) 6,000,000 (Six Million) freely tradable and registered ordinary shares of 10p (ten pence) each within 10 (ten) days upon approval of this Settlement Agreement by the General Meeting of Shareholders of the Buyer, as further provided for in clause 3 below; and

     (b) 12,000,000 (Twelve Million) new "A" Deferred Shares in the capital of the Buyer credited as fully paid within 10 (ten) days from such approval; and

     (c) 12,000,000 (Twelve Million) new "B" Deferred Shares in the capital of the Buyer credited as fully paid within 10 (ten) days from such approval.

     The "A" Deferred Shares and the "B" Deferred Shares shall confer upon the holders thereto the rights and shall be subject to the restrictions set out in the Schedule to this Agreement.

                                      E2-2

3. The Parties agree to amend and modify section 9. of the Agreement as follows:

(a) In respect of section 9.1.1 of the Agreement: The Buyer shall be relieved from the obligation to submit to the Seller the statements required under section 9.1 of the Agreement. Instead, the Buyer shall submit to the Seller within 30 (thirty) days of having become aware of the fact that any of the conditions set forth in sections 1.4 or 2.4 of the Schedule hereto prevails, a written notice to this effect, accompanied by copies of the relevant documents establishing the relevant facts and circumstances.

(b) In respect of section 9.1.2 of the Agreement: The audit rights granted to the Seller under section 9.1.2 of the Agreement shall be limited to the audit of such documents, files and items which are necessary to establish whether the conditions set forth sections 1.4 or 2.4 of the Schedule hereto are prevailing or not.

(c) In respect of Section 9.2 of the Agreement. The provisions of section 9.2 of the Agreement shall cease to apply with effect from the date of issue of the shares referred to in clauses 2.(b) and 2.(c) above.

(d) In respect of sections 9.3 and 9.4 of the Agreement: The further obligations of the Buyer shall be limited to any such commitments, obligations, actions or undertakings which are reasonably necessary or useful as to facilitate the conditions set forth in sections 2.(b) and 2.(c) to be satisfied, in particular to enable, support and protect Smith Kline Beecham in launching and successfully marketing and distributing the products mentioned in sections 1.4 or 2.4 of the Schedule hereto.

(e) In respect of section 9.5 of the Agreement: The damages payable by the Buyer for a breach of the obligations in section 9.4 of the Agreement, as amended by the terms of this Settlement Agreement, shall be limited to the issuance of the shares remaining outstanding to be issued pursuant to sections 2.(b) and 2.(c) above.

4. Upon receipt of the shares set forth in clause 2 above and/or upon the conditions set forth in clause 2. above not prevailing prior to May 3, 2006, as the case may be, all claims and entitlements of the Seller under the clauses 2.2.3., 2.2.4 and 2.2.5 of the Agreement shall be deemed fully paid and satisfied. In the event that any of the conditions set forth in clause 2. above shall not prevail or be satisfied prior to May 3, 2006 (subject to the above exception), the Seller shall not be entitled to any other or additional compensation.

                                      E2-3

5. This Settlement Agreement is contingent upon the approval of the Buyer's shareholders to be sought in a General Meeting convened following the publication of the Buyer's annual results for 1999 at which any necessary changes to the Buyer's Articles of Association to create the "A" Deferred Shares and the "B" Deferred Shares will be submitted for the approval of the shareholders.

6.   All other applicable provisions of the Agreement, including the clauses
     11.15 (applicable law) and 11.17 (dispute resolution) of the Agreement shall also apply to this Settlement Agreement.

7. This document constitutes an amended version of the Settlement Agreement between the parties dated April 7, 2000 which reflected the agreement reached between the Buyer and the seller at the occasion of the board meeting of the Buyer in London on March 31, 2000 and approved by the board of the Buyer on that date. By this Amended Settlement Agreement the Settlement Agreement dated April 7, 2000 is substituted.

Zurich/London, May 11, 2000

The Seller:
/s/ Dr. T. M. Rinderknecht
pp Dr. Jacques Gonella

The Buyer:
SkyePharma PLC
/s/ Donald Nicholson

The Schedule (see attached)

                                      E2-4

                                  THE SCHEDULE
In this Schedule "the Company" means SkyePharma PLC
1 The "A" Deferred Shares ("the "A" Shares") shall have a nominal value of 10p (ten pence) and shall confer upon the holders thereof the rights, and be subject to the restrictions, as follows:
1.1 Income
       The "A" Shares shall not confer any right to participate in any profits of the Company.
1.2 Capital
       (a) On a winding up or other return of capital payable by reference to a record date on or after 4 May 2006 each "A" Share shall entitle the holder thereof to receive the nominal value thereof if and only if the holders of ordinary shares in the capital of the Company have received the sum of L1,000,000 (One Million Pounds Sterling) per ordinary share.
       (b) On a return of capital whether on a liquidation or otherwise) payable by reference to a record date on or before 3 May 2006 and prior to the First Relevant Event then the "A" Shares shall provisionally rank pari passu with the Ordinary Shares save that no distribution shall be made to the holders of the "A" Shares until the happening on or prior to 3 May 2006 of the First
             Relevant Event. If the First Relevant Event shall not have happened on or prior to 3 May 2006 then the rights of the "A" Shares shall revert to those set out in paragraph (a) above and the capital provisionally allocated to the "A" Shares shall belong to the holders of the Ordinary Shares.
1.3 Voting
       The "A" Shares shall not confer upon the holders thereof the right to receive notice of or attend or vote at any general meeting of the Company.
1.4 Redesignation
       Each "A" Share shall (unless the Company has previously served an "A" Redemption Notice) be automatically redesignated as an ordinary share on the date falling 30 days after the first commercial sale of Paroxetine/ Paxil in combination with Geomatrix Technology by SmithKline Beecham PLC ("SB") or any sub licensee or contract partner of SB under a licence agreement dated 20 March 1996 ("the First Relevant Event".
1.5 Redemption
       1.5.1 Within 14 days of the occurrence of the First Relevant Event the Company may serve written notice (an "A" Redemption Notice) on the holders of the "A" Shares that it intends to redeem all (and not part only) of such shares in accordance with the following provisions and that it requires the delivery to it of all certificates for the "A" Shares.
       1.5.2 Upon receipt of an "A" Redemption Notice each registered holder of "A" Shares to surrender at the holders risk to the Company the certificate for the shares held by him which are to be redeemed so that they may be cancelled.
       1.5.3 Upon the later of surrender of the relevant share certificates or the date 30 days after the First Relevant Event the Company will pay to the holder of those shares the amount payable in respect of the redemption.
       1.5.4 Upon the redemption of the "A" Shares the Company will pay in respect of each share so redeemed an amount per "A" Share equal to the average of the middle market closing price of an ordinary share as traded on the London Stock Exchange over the

                                      E2-5
             period of the ten trading days ending on the day 30 days after the First Relevant Event, as taken from the Stock Exchange Daily Official List for those days.
1.6 Takeover offers
       In the event that prior to the First Relevant Event and prior to 3 May 3006 more than fifty per cent in nominal value of the issued ordinary share capital of the Company is acquired by a person or persons acting in concert pursuant to an offer for such shares ("the Ordinary Offer") then the following provisions shall apply:
       1.6.1 If the consideration for the Ordinary Offer is the issue of ordinary shares of the Purchaser listed on a recognised investment exchange (as defined in Section 207 Financial Services Act 1985) then the holders of the "A" Shares shall be entitled to receive an offer (at the election of the purchaser) under which the purchaser either:
             1.6.1.1 offers to acquire the "A" Shares as if they had already been redesignated as ordinary shares of the Company on the same terms as the Ordinary Offer;
             1.6.1.2 offers to acquire the "A" Shares in exchange for a new class of deferred share in the purchaser with the same rights (mutatis mutandis) as those of the "A" Shares (including this provision and including in particular the right for each such share to be redesignated as an ordinary share in the purchase on the happening of the First Relevant Event on or prior to 3 May 2006). The number of such shares of the purchaser to be issued shall be calculated by applying the same fact or which applied in the Ordinary Offer.
             In the event that a holder of "A" Shares shall fail to accept either offer then the Redemption Value for each such share following the happening of the First Relevant Event on or prior to 3 May 2006 shall be the value attributed to an ordinary share of the Company in the Ordinary Offer.
       1.6.2 In any other case the holders of the "A" Shares shall be entitled to receive an offer that the purchaser will pay or otherwise give value to the holders of the "A" Shares as if they had already been redesignated as ordinary shares on the same terms as the Ordinary Offer SAVE THAT such consideration shall be contingent upon the happening of the First Relevant Event on or prior to 3 May 2006.
             If a holder of "A" Shares shall fail to accept such offer, the Redemption Value for each such share following the happening of the First Relevant Event on or prior to 3 May 2006 shall be the value attributed to an ordinary share of the Company in the Ordinary Offer.
2 The "B" Deferred Shares ("the "B" Shares") shall have a nominal value of 10p (ten pence) and shall confer upon the holders thereof the rights, and be subject to the restrictions, as follows:
2.1 Income
       The "B" Shares shall not confer any right to participate in any profits of the Company.
2.2 Capital
       (a) On a winding up or other return of capital payable by reference to a record date on or after 4 May 2006 each "B" Share shall entitle the holder thereof the right to receive the nominal value thereof if and only if the holders of ordinary shares in the capital of the Company have received the sum of L1,000,000 (One Million
             Pounds Sterling) per ordinary share.
       (b) On a return of capital (whether on a liquidation or otherwise) payable by reference to a record date on or before 3 May 2006 and prior to the Second Relevant Event then the "B" Shares. shall provisionally rank pari passu with the Ordinary Shares save that no

                                      E2-6
             distribution shall be made to the holders of the "B" Shares until the happening on or prior to 3 May 2006 of the Second Relevant Event. If the Second Relevant Event shall not have happened on or prior to 3 May 2006 then the rights of the "B" Shares shall revert to those set out in paragraph (a) above and the capital provisionally allocated to the "B" Shares shall belong to the holders of the Ordinary Shares.
2.3 Voting
       The "B" Shares shall not confer upon the holders thereof the right to receive notice of or attend or vote at any general meeting of the Company.
2.4 Redesignation
       Each "B" Share shall (unless the Company has previously served an "B" Redemption Notice) be automatically redesignated as an ordinary share on the date thirty days after receipt by the Company of a royalty statement from SB stating that the reported sales of Paroxetine/Paxil in combination with the Geomatrix Technology marketed by SB or a sub-licensee or contract partner of SB during any calendar year ending prior to 1 January 2006 exceed US $1,000,000,000 (One Billion US Dollars) or during the period 1 January 2006 to 3 May 2006 (both dates inclusive) exceed US $337,000,000 (Three Hundred and Thirty Seven Million US Dollars) ("the Second Relevant Event").
2.5 Redemption
       2.5.1 Within 14 days of the occurrence of the Second Relevant Event the Company may serve written notice (an "B" Redemption Notice) on the holders of the "B" Shares that it intends to redeem all (and not part only) of such shares in accordance with the following provisions and that it requires the delivery to it of all certificates for the "B" Shares.
       2.5.2 Upon receipt of an "B" Redemption Notice each registered holder of "B" Shares to surrender at the holders risk to the Company the certificate for the shares held by him which are to be redeemed so that they may be cancelled.
       2.5.3 Upon the later of surrender of the relevant share certificates or the date 30 days after the Second Relevant Event the Company will pay to the holder of those shares the amount payable in respect of the redemption.
       2.5.4 Upon the redemption of the "B" Shares the Company will pay in respect of each share so redeemed an amount per "B" Share equal to the average of the middle market closing price of an ordinary share as traded on the London Stock Exchange over the period of the ten trading days ending on the day 30 days after the Second Relevant Event, as taken from the Stock Exchange Daily Official List for those days.
2.6 Takeover offers
       In the event that prior to the Second Relevant Event and prior to 3 May 2006 more than fifty per cent in nominal value of the issued ordinary share capital of the Company is acquired by a person or persons acting in concert pursuant to an offer for such shares ("the Ordinary Offer") then the following provisions shall apply:
       2.6.1 If the consideration for the Ordinary Offer is the issue of ordinary shares of the Purchaser listed on a recognised investment exchange (as defined in Section 207 Financial Services Act 1985) then the holders of the "B" Shares shall be entitled to receive an offer (at the election of the purchaser) under which the purchaser either:
             2.6.1.1 offers to acquire the "B" Shares as if they had already been redesignated as ordinary shares of the Company on the same terms as the Ordinary Offer;

                                     E2-7

             2.6.1.2 offers to acquire the "B" Shares in exchange for a new class of deferred share in the purchaser with the same rights (mutatis mutandis) as those of the "B" Shares (including this provision and including in particular the right for each such share to be redesignated as an ordinary share in the purchaser on the happening of the Second Relevant Event on or prior to 3 May 2006). The number of such shares of the purchaser to be issued shall be calculated by applying the same fact or which applied in the Ordinary Offer.
       In the event that a holder of "B" Shares shall fail to accept either offer then the Redemption Value for each such share following the happening of the Second Relevant Event on or prior to 3 May 2006 shall be the value attributed to an ordinary share of the Company in the Ordinary Offer.
       2.6.2 In any other case the holders of the "B" Shares shall be entitled to receive an offer that the purchaser will pay or otherwise give value to the holders of the "B" Shares as if they had already been redesignated as ordinary shares on the same terms as the Ordinary Offer SAVE THAT such consideration shall be contingent upon the happening of the Second Relevant Event on or prior to 3 May 2006. If a holder of "B" Shares shall fail to accept such offer, the Redemption Value for each such share following the happening of the Second Relevant Event on or prior to 3 May 2006 shall be the value attributed to an ordinary share of the Company in the Ordinary Offer.
3 With effect from 4 November 2006, or, if later, the date on which any dispute as to whether the First Relevant Event or the Second Relevant Event respectively has occurred is resolved pursuant to paragraph 4 below ("the Repurchase Dates") the following provisions shall apply to such of the "A" Shares and "B" Shares as shall not have been redesignated as ordinary shares (such shares being referred to in this paragraph as "Deferred Shares"):
3.1 The Company shall have irrevocable authority to appoint any person to execute on behalf of the holders of the Deferred Shares a transfer/ cancellation of the Deferred Shares and/or an agreement to transfer/ cancel the same, without making any payment to the holders of the Deferred Shares to such person or persons as the Company may determine as custodian thereof and, pending such transfer and/or cancellation and/or purchase, to retain the certificate for such shares. The Company may, at its option at any time after the Repurchase Date, purchase all or any of the Deferred Shares then in issue, at a price not exceeding one penny for all the Deferred Shares so purchased or may cancel such shares by way of reduction of capital for no consideration.
3.2 Neither the passing by the Company of any resolution for the cancellation of the Deferred Shares for no consideration by means of a reduction of capital requiring the confirmation of the Court nor the obtaining by the Company nor the making by the Court of any order confirming any such reduction of capital nor the becoming effective of any such order shall constitute a variation, modification or abrogation of the rights attaching to the Deferred Shares and accordingly the Deferred Shares may at any time be cancelled for no consideration by means of a reduction of capital effected in accordance with the Act without sanction of the part of the holders of the Deferred Shares.
4 Any dispute between the Company and any holder of the "A" Shares or the "B" Shares as to whether, and if so when, the First Relevant Event or the Second Relevant Event has occurred or as to the amount payable on redemption thereof shall be referred at the request of either party to such dispute to the auditors of the Company for the time being for determination. The Company shall provide the auditors with all necessary information to enable them to make their determination and in reaching their decision the auditors shall act as experts and not as arbitrators. The finding of the auditors shall be final and binding on the parties and the costs of the auditors shall be borne by the parties to the dispute in such proportion as the auditors shall in their absolute discretion determine.

                                     E2-8

5 For the purposes of the foregoing provisions "Geomatrix Technology" shall have the meaning ascribed thereto in a Stock Purchase Agreement dated 18 March 1996 between Dr J Gonella (1) and the Company (2).
6 If the Company's ordinary shares shall be subdivided or consolidated between the issue of the "A" Shares and the "B" Shares and their respective redesignation as ordinary shares then the rights of the "A" Shares and the "B" Shares shall be adjusted in such manner as the auditors of the Company (acting as experts and not as arbitrators) shall determine.

                                     E2-9